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 FORM 4                                                  OMB APPROVAL
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----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: January 31, 2005
----- or Form 5 obligations may                 Estimated average burden
      continue. SEE Instruction 1(b).           hours per response .... 0.5
                                                -----------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ---------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   CIBC World Markets Corp.
----------------------------------------------------
   (Last) (First) (Middle)

   622 Third Avenue
----------------------------------------------------
                   (Street)
    New York           NY                  10017
-----------------------------------------------------
   (City)           (State)                (Zip)

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2. Issuer Name and Ticker or Trading Symbol

    Augusta Partners, L.P. (no ticker symbol)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Day/Year

   12/31/99
- ---------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)

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                                                                     Page 1 of 5

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (specify below)
       Managing Member of Investment Adviser
- ---------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ---------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Augusta Partners,
L.P., Limited
Partnership
Interests                   12/31/99                 S              $38,194      D                $392,757(1)     I        (2)

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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

Explanation of Responses

(1) Following the withdrawal, as of January 1, 2000, CIBC World Markets Corp. ("CIBC WM") indirectly owned 0.20% of the Limited Partnership Interests of Augusta Partners, L.P. (the "Interests").

(2) CIBC WM is the managing member of Augusta Management, L.L.C. ("Augusta"), which serves as the investment adviser of Augusta Partners, L.P. (the "Issuer") pursuant to the investment advisory arrangements between Augusta and the Issuer found within the Second Amended and Restated Limited Partnership Agreement of the Issuer dated as of February 10, 1999. The Interest in the Issuer is held directly by Augusta and indirectly by CIBC WM by virtue of its interest in Augusta. The filing of this statement with the inclusion of the foregoing information shall not be construed as an admission that CIBC WM is the beneficial owner of any equity securities of the Issuer except as to those securities in which CIBC WM may be deemed to have an indirect pecuniary interest pursuant to rule 16a-1(a)(2).

*  If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                                          CIBC WORLD MARKETS CORP.



                                          BY:  /s/ Howard M. Singer     03/26/03
                                          -------------------------     --------
                                          Name: Howard M. Singer        Date
                                          Title:  Managing Director